EXHIBIT 10.11#

Ghost Management Group, LLC
41 Discovery
Irvine, California 92618

April 30, 2019

Dear Juanjo Feijoo:

This letter is to memorialize the offer of employment (the “Offer”) made to Juanjo Feijoo by Ghost Management Group, LLC (the “Company”) and to set forth the specific terms and conditions of your employment with the Company.

1)
Position. The Company offers you the full-time, exempt position of Chief Marketing Officer at our Irvine, California office located at 41 Discovery, Irvine, California 92618. In this position, you will report to Chris Beals, unless notified otherwise.

2)
At-Will Employment. Subject to the terms and conditions of this Offer, the Company agrees to employ you and you agree to be employed by the Company commencing no later than July 16, 2019. If you have not commenced employment with the Company by this date, this Offer shall be null and void and of no further effect. You shall be employed on an at-will basis, meaning that either the Company or you may, at any time, with or without cause and with or without notice, terminate the employment relationship. You and the Company agree that it is the express intent of each of us that your employment shall be at will. Nothing in this Offer or the relationship between you and the Company now or in the future may be construed or interpreted to create an employment relationship for a specific length of time or any right to continued employment, or any limit on the discretion of the Company to modify terms and conditions of employment. No employee or representative of the Company has the authority to modify this at-will policy except for the Chief Executive Officer of the Company (“CEO”), and any such modification to this at-will employment policy must be in a written agreement signed by both the employee and the CEO. This constitutes an integrated agreement with respect to the at-will nature of the employment relationship, and there may be no implied or oral agreements that in any way modify this at-will employment policy.

3)
Duties. Your title will be Chief Marketing Officer. In such capacity, you shall be responsible for all duties commensurate with those generally expected of your title as well as any set forth in your job description. You shall also have such other responsibilities as may be assigned to you from time to time by your manager or other senior officer of the Company. While you remain employed in such role, you agree to devote your full business efforts and time to the Company and will use good faith efforts to discharge your obligations under this letter to the best of your ability. You represent and warrant to the Company that you are not party to any contract, understanding, agreement or policy, written or otherwise, that would be breached by your entering into, or performing services under, this letter.

4)	Compensation and Benefits.

a.
Salary. You will receive a base salary at the rate of $400,000.00, annualized, payable in accordance with the Company’s normal payroll practices. In addition, you may be eligible for a discretionary annual bonus for each calendar year of employment of up to fifty percent (50%) of your annual salary, paid out quarterly, with the attainment of such bonus being based upon the achievement of quantifiable quarterly and annual goals that will be set by you and senior management. Any applicable bonus during the first calendar quarter of your employment shall be a prorated portion based on how many calendar days you were employed in the first calendar quarter. Any bonus payable hereunder shall be paid within the “short-term deferral” period provided under Treasury Regulation Section 1.409A-(b)(4).

b.
Relocation Allowance. You will receive a one-time, taxable, relocation allowance payment of $34,000.00 (the “Relocation Allowance”) to cover moving expenses related to your relocation to Orange County, California. If the Company terminates your employment for Cause (as defined below) prior to the one-year anniversary of your employment start date with the Company, then you must repay the Company the full amount of the Relocation Allowance. If you resign from employment with the Company for any reason prior to the one-year anniversary of your employment start date with the Company, then you must repay the Company a prorated portion of the amount of the Relocation Allowance based on the ratio of (x) 12 minus the number of full months of your employment with the Company to (y) 12 months. The Company will provide you with corporate housing during your first two months of residence in Orange County.

c.
Equity. Subject to the approval of the Parent’s Board, the Company will recommend that you be granted either (a) an award of 3,200 unvested Class B Units (the “Employee Class B Units”) in WM Holding Company, LLC, the parent company of the Company (the “Parent”), under the Parent’s Third Amended and Restated Equity Incentive Plan (the “Profits Interests Incentive Plan”) and pursuant to the terms and conditions set forth in an Equity Award Agreement (the “Award Agreement”) thereunder, or (b) at the discretion of the Parent’s Board, a substantially equivalent award in the form of unvested options (“Employee Options”) to purchase Class C Units in the Parent at a per unit exercise price equal to the fair market value of a Class C Unit in the Parent on the date of grant, under the Parent’s 2019 Unit Incentive Plan or other plan adopted by the Parent (the “2019 Option Plan”) and pursuant to the terms and conditions set forth in an option agreement (the “Option Agreement”) thereunder, in each case of (a) or (b) to be granted following your employment start date with the Company and in accordance with its internal policies regarding the grant of equity incentive awards. Your Employee Class B Units or Employee Options, as applicable, will be scheduled to vest as to 25% of the units underlying the award on the one (1) year anniversary of your employment start date with the Company (the “Vesting Cliff”), and thereafter, as to one-sixteenth (1/16th) of the units underlying the award on a quarterly basis over twelve (12) quarters following the Vesting Cliff on the same day of the month as your employment start date (or if there is no corresponding day in a given month, the last day of the month), in each case subject to your continued employment with the Company through the applicable vesting date. Your Employee Class B Units or Employee Options will be subject to the terms and conditions set forth in the Parent’s Profits Interests Incentive Plan or 2019 Option Plan, as applicable, in each case as may be amended from time to time.

d.
Withholdings and Deductions. All payments made under this Offer by the Company shall be subject to all required federal, state, and local withholdings and such other deductions as you may properly instruct the Company to take.

e.
Benefits. You will be entitled to employee benefits on the same basis as those benefits are made available to other similarly situated Company employees. Your rights under any benefit policies or plans adopted by the Company shall be governed solely by the terms of such policies or plans. The Company reserves to itself or its designated administrator the exclusive authority and discretion to determine all issues of eligibility, interpretation and administration of each such benefit plan or policy. The Company or its designated administrator reserves the right to modify or terminate each benefit plan or program with or without prior notice to employees. Details about current benefit plans and programs are available in the office of the Company’s benefits administrator.

f.
Vacation. You will receive paid vacation according to the Company’s Vacation policy set forth in the Company’s Employee Handbook as may be amended from time to time (the “Employee Handbook”). You will be eligible to accrue paid vacation at the rate set forth in the Employee Handbook. Payment of any accrued but unused vacation will be made upon termination of employment.

g.	Paid Sick Leave. You will be eligible for paid sick leave according to the Company’s Sick Leave Policy set forth in the Employee Handbook.

h.
Exclusive Compensation. You agree that your compensation under this Compensation and Benefits Section constitutes the full and exclusive consideration and compensation for all services rendered by you under this Offer.

i.
Definition of Cause. Any of the following actions by you constitute Cause for termination of employment by the Company: (i) an act of fraud, embezzlement, dishonesty, material misappropriation or theft against the Company or any of its affiliates, or a customer or co-worker; (ii) willful misconduct that has, or could reasonably be expected to have, an adverse effect upon the business, interests, or reputation of the Company or any of its affiliates; (iii) conviction of, or plea of nolo contendere with respect to, a felony or other crime involving moral turpitude; (iv) breach of any of the terms of this Offer, the Confidential Information, Non-Solicitation and Inventions Assignment Agreement, the Mutual Agreement to Arbitrate Employment Disputes, or any written policy of the Company or any of its affiliates, including any policy in the Employee Handbook, applicable to you; or (v) willful failure to perform, or gross negligence in the performance of, your duties and responsibilities to the Company and its affiliates.

j.
Clawback Provisions. Notwithstanding any other provisions in this letter to the contrary, any incentive-based compensation, or any other compensation, paid to you pursuant to this letter or any other agreement or arrangement with the Company or any of its affiliates, which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company or any of its affiliates pursuant to any such law, government regulation or stock exchange listing requirement).

5)	Conditions of Employment.

a.
Policies and Procedures. You agree to adhere to Company policies and procedures, including all policies contained in the Employee Handbook, which you will receive when you begin employment. From time to time, Company policies and procedures may be amended by the Company and will be called to your attention.

b.
Background Check and Eligibility. This Offer is contingent upon a satisfactory background and reference check, which may be conducted in whole or in part by a consumer reporting agency; including, but not limited to, education and employment verification, and proof of your eligibility to work in the United States. You agree to timely complete and return to the Company all documentation provided to you for the purpose of completing such background check.

c.
Right to Work. This Offer is conditional upon your having the unrestricted right to work in the United States. On or before your first day of employment, you will be required to complete Section 1 of the federal Form I-9. By the fourth day of employment, you must provide documentation that proves both your identity and right to work in the United States, or the Company must terminate your employment. For further information, see https://www.uscis.gov/i-9.

d.
Confidential Information, Non-Solicitation and Inventions Assignment Agreement. Enclosed is the Company’s Confidential Information, Non-Solicitation and Inventions Assignment Agreement, which you are required to sign as a condition of your employment. Upon your acceptance of this Offer, please return to me a signed copy of that agreement.

e.
Arbitration Agreement. Enclosed is the Company’s Mutual Agreement to Arbitrate All Employment-Related Disputes, which you are required to sign as a condition of your employment. Upon your acceptance of this Offer, please return to me a signed copy of that agreement.

f.
Modification. The Company reserves the right to modify your position, duties, compensation, benefits, and/or other terms and conditions of employment at any time in its sole discretion, as allowed by law, except for the at-will employment policy.

g.
No Reliance. You acknowledge that you are not relocating your residence or resigning employment in reliance on any promise or representation by the Company regarding the kind, character, or existence of such work, or the length of time such work will last, or the compensation therefore.

h.	Prior Agreements. This letter supersedes any prior agreements regarding your employment with the Company.

i.
Governing Law; Severability. The validity, interpretation, construction and performance of this letter will be governed by the laws of the State of California, with the exception of its conflict of laws provisions. The invalidity or unenforceability of any provision or provisions of this letter will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

j.
Successors. This letter will be binding upon and inure to the benefit of (i) your heirs, executors and legal representatives upon your death and (ii) any successor of the Company. Any successor of the Company will be deemed substituted for the Company under the terms of this letter for all purposes.

[Remainder of Page Intentionally Left Blank]

If you accept the terms of the foregoing offer of employment, please so indicate by signing and dating below and returning it to my attention no later than May 2, 2019.

Sincerely,

GHOST MANAGEMENT GROUP, LLC

		By:	/s/ Christopher Beals
Christopher Beals, CEO

ACCEPTED AND AGREED:

/s/ Juanjo Feijoo (Apr 30, 2019)
Print Name:	Juanjo Feijoo
Date:	Apr 30, 2019

Amendment No. 1 to The Offer of Employment

This Amendment No. 1, dated as of May 16, 2019 (this “Amendment No. 1”), to the Offer of Employment executed as of April 30, 2019 (the “Offer”), by and between Juanjo Feijoo (“Employee”) and Ghost Management Group, LLC, a Delaware limited liability company (“Employer” and together with Employee, the “Parties”) is made and entered into by and among the Parties. Capitalized terms used but not defined in this Amendment No. 1 shall have the respective meanings as ascribed to such terms in the Offer, which will remain in full force and effect as amended hereby.

NOW, THEREFORE, in consideration of the promises and agreements set forth herein, the Parties, each intending to be legally bound hereby, do promise and agree as follows:

1          Amendments to the Offer

The start date of employment in Section 2 is hereby amended to be May 28, 2019.

2          Effective Date. The Parties hereby acknowledge and agree that this Amendment No. 1 shall be effective as of the date hereof.

3          Other Provisions. Except as expressly modified by this Amendment No. 1, all of the provisions of the Offer are equally applicable to this Amendment No. 1.

4          Effect of Amendment No. 1.

4.1          No Other Amendments. Except as expressly amended by this Amendment No. 1, the Offer will remain in full force and effect and is hereby ratified and confirmed.

4.2          References. On and after the date hereof, each reference in the Offer to “this Offer,” “hereunder,” “hereof,” “herein” or words of like import referring to the Offer, and each reference in any other document relating to the “Offer,” “thereunder,” “thereof,” or words of like import referring to the Offer, means and references the Offer as amended hereby.

5          Counterparts. This Amendment No. 1 may be executed in separate counterparts (including, without limitation, counterparts transmitted by facsimile or by other electronic means), each of which shall be an original and all of which taken together shall constitute one and the same agreement. Signatures of the Parties transmitted by facsimile or by other electronic means shall be deemed to be original signatures for all purposes and shall have the same force and effect as a manual signature.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned parties hereto have executed and delivered this Amendment #1 as of the date first above written.

JUANJO FEIJOO		GHOST MANAGEMENT GROUP, LLC

By:	/s/ Juanjo Feijoo (May 19, 2019)	By:	/s/ Chris Beals (May 17, 2019)
Name:	Juanjo Feijoo	Name:	Christopher Beals
Date:	May 19, 2019	Title:	CEO

[Signature Page to Amendment No. 1]

Ghost Management Group, LLC
41 Discovery
Irvine, California 92618

July 12, 2019

Juanjo Feijoo
San Francisco, California

Dear Juanjo:

This letter, which is an addendum to your offer letter dated April 30, 2019, as amended (the “Offer Letter”), memorializes the agreement between you and Ghost Management Group, LLC (the “Company”) regarding the grant of a one-time discretionary bonus (the “Bonus”) of up to $100,000, according to the terms of this letter (the “Addendum”). The Offer Letter remains in full force and effect. Pursuant to this Addendum, the Company agrees to pay you the Bonus according to the following schedule and subject to the following terms: (1) $25,000 upon your signature of this Addendum, with payment to be made in the next applicable payroll; (2) $37,500 after the end of the third quarter of 2019 (September 30, 2019), subject to the achievement of quantifiable goals that will be set by you and senior management, with payment to be made in the next applicable payroll; and (3) $37,500 after the end of the fourth quarter of 2019 (December 31, 2019), subject to the achievement of quantifiable goals that will be set by you and senior management, with payment to be made in the next applicable payroll. Any bonus payable hereunder shall be paid within the “short-term deferral” period provided under Treasury Regulation Section 1.409A-(b)(4). By signing below, you acknowledge and agree to the terms contained herein.

Should your employment with the Company end for any reason within twelve (12) months of the date of this Addendum, you must repay the Company a prorated portion of the full amount of the Bonus paid to you by the Company pursuant to this Addendum based on the ratio of (x) 12 minus the number of full months of your employment after the date of this Addendum, to (y) 12 months. Should any amounts become due and payable under this paragraph, you agree to provide the Company with prompt payment by check.

This Addendum and the Offer Letter constitute the entire understanding between the parties with respect to the matters described herein, and all prior agreements, understandings, representations, and statements, oral or written, are superseded by this Addendum and the Offer Letter. No modification of or amendment to this Addendum, nor any waiver of any rights under this Addendum, will be effective unless in writing signed by both parties hereto.

The validity, enforcement, and performance of this Addendum, including but not limited to all rights and remedies of the Company hereunder, are to be governed and construed in accordance with the laws of the State of California.

Best regards,

/s/ Christopher Beals

Christopher Beals
CEO

By signing below, I acknowledge that I have read and understand the terms of this Addendum and agree to the terms of the Addendum with the Company summarized above.

/s/ Juanjo Feijoo (Jul 12, 2019)

Juanjo Feijoo, CMO